EXHIBIT 21.1

SUBSIDIARIES

The Subsidiaries of American Safety Insurance Holdings, LTD are:

American Safety Reinsurance, Ltd. a Bermuda company

American Safety Holdings Corp., a Georgia corporation

American Safety Casualty Insurance Company, a Delaware corporation

American Safety Indemnity Company, an Oklahoma corporation

American Safety Insurance Services, Inc., a Georgia corporation

American Safety Financial Corp., a Georgia corporation

American Safety Purchasing Group, Inc., a Georgia corporation

American Safety ReSources, Inc., a Georgia corporation

Environmental Claims Services, Inc., a Georgia corporation

Sureco Bond Services, Inc., a Georgia corporation

Ponce Lighthouse Properties, Inc., a Florida corporation

Harbour Village Realty Corporation, a Florida corporation

Rivermar Contracting Company, a Florida corporation